UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.)*

Bats Global Markets, Inc.
(Name of Issuer)

Common Stock, par value $0.01 per share
(Title of Class of Securities)

05491G109
(CUSIP Number)

November 28, 2016
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 05491G109	SCHEDULE 13G	Page 2 of 20

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON GA-GTCO Interholdco, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 8,815,536
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 8,815,536
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,815,536
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.4%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 05491G109	SCHEDULE 13G	Page 3 of 20

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON General Atlantic LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 8,815,536
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 8,815,536
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,815,536
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.4%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 05491G109	SCHEDULE 13G	Page 4 of 20

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON General Atlantic GenPar, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 8,815,536
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 8,815,536
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,815,536
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.4%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 05491G109	SCHEDULE 13G	Page 5 of 20

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON General Atlantic Partners 83, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 8,815,536
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 8,815,536
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,815,536
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.4%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 05491G109	SCHEDULE 13G	Page 6 of 20

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON General Atlantic Partners 93, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 8,815,536
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 8,815,536
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,815,536
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.4%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 05491G109	SCHEDULE 13G	Page 7 of 20

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON GA-GTCO US AIV, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 8,815,536
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 8,815,536
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,815,536
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.4%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 05491G109	SCHEDULE 13G	Page 8 of 20

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON GA-GTCO US AIV, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 8,815,536
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 8,815,536
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,815,536
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.4%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 05491G109	SCHEDULE 13G	Page 9 of 20

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON GAP-W, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 8,815,536
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 8,815,536
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,815,536
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.4%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 05491G109	SCHEDULE 13G	Page 10 of 20

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON GAP Coinvestments III, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 8,815,536
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 8,815,536
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,815,536
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.4%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 05491G109	SCHEDULE 13G	Page 11 of 20

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON GAP Coinvestments IV, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 8,815,536
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 8,815,536
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,815,536
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.4%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 05491G109	SCHEDULE 13G	Page 12 of 20

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON GAP Coinvestments CDA, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 8,815,536
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 8,815,536
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,815,536
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.4%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 05491G109	SCHEDULE 13G	Page 13 of 20

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON GapStar, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 8,815,536
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 8,815,536
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,815,536
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.4%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 05491G109	SCHEDULE 13G	Page 14 of 20

Item 1.	(a)	NAME OF ISSUER

Bats Global Markets, Inc. (the “Company”).

	(b)	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES

8050 Marshall Drive, Suite 120 Lenexa, KS 66214

Item 2.	(a)	NAMES OF PERSONS FILING

This statement is being filed on behalf of each of the following persons (collectively, the “Reporting Persons”)

(i)	GA-GTCO Interholdco, LLC (“GA-GTCO Interholdco”);

(ii)	General Atlantic LLC (“GA LLC”);

(iii)	General Atlantic GenPar, L.P. (“GenPar”);

(iv)	General Atlantic Partners 83, L.P. (“GAP 83”);

(v)	General Atlantic Partners 93, L.P. (“GAP 93”);

(vi)	GA-GTCO US AIV, L.P. (“GA US AIV”);

(vii)	GA-GTCO AIV, L.P. (“GA AIV”);

(viii)	GAP-W, LLC (“GAP-W”);

(ix)	GAP Coinvestments III, LLC (“GAPCO III”);

(x)	GAP Coinvestments IV, LLC (“GAPCO IV”);

(xi)	GAP Coinvestments CDA, L.P. (“GAPCO CDA”); and

(xii)	GapStar, LLC (“GapStar”).

(b)	ADDRESS OF PRINCIPAL BUSINESS OFFICE

c/o General Atlantic Service Company, LLC
55 East 52nd Street, 32nd Floor
New York, NY 10055

CUSIP No. 05491G109	SCHEDULE 13G	Page 15 of 20

(c)	CITIZENSHIP

(i)	GA-GTCO Interholdco - Delaware
(ii)	GA LLC - Delaware
(iii)	GenPar - Delaware
(iv)	GAP 83 - Delaware
(v)	GAP 93 - Delaware
(vi)	GA US AIV - Delaware
(vii)	GA AIV - Delaware
(viii)	GAP-W - Delaware
(ix)	GAPCO III - Delaware
(x)	GAPCO IV - Delaware
(xi)	GAPCO CDA - Delaware
(xii)	GapStar - Delaware

(d)	TITLE OF CLASS OF SECURITIES

Common Stock, par value $0.01 per share (the “Common Stock”).

(e)	CUSIP NUMBER

05491G109.

Item 3.	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS:

Not applicable.

Item 4.	OWNERSHIP.

As of November 28, 2016, the Reporting Persons owned the following number of shares of Common Stock:

(i)	GA-GTCO Interholdco owned of record 8,815,536 shares or 9.4% of the issued and outstanding shares of Common Stock.
(ii)	GA LLC owned of record no shares or 0.0% of the issued and outstanding shares of Common Stock.
(iii)	GenPar owned of record no shares or 0.0% of the issued and outstanding shares of Common Stock.
(iv)	GAP 83 owned of record no shares or 0.0% of the issued and outstanding shares of Common Stock.
(v)	GAP 93 owned of record no shares or 0.0% of the issued and outstanding shares of Common Stock.
(vi)	GA US AIV owned of record no shares or 0.0% of the issued and outstanding shares of Common Stock.
(vii)	GA AIV owned of record no shares or 0.0% of the issued and outstanding shares of Common Stock.
(viii)	GAP-W owned of record no shares or 0.0% of the issued and outstanding shares of Common Stock.
(ix)	GAPCO III owned of record no shares or 0.0% of the issued and outstanding shares of Common Stock.
(x)	GAPCO IV owned of record no shares or 0.0% of the issued and outstanding shares of Common Stock.
(xi)	GAPCO CDA owned of record no shares or 0.0% of the issued and outstanding shares of Common Stock.
(xii)	GapStar owned of record no shares or 0.0% of the issued and outstanding shares of Common Stock.

CUSIP No. 05491G109	SCHEDULE 13G	Page 16 of 20

The members of GA-GTCO Interholdco are GAP 83, GAP 93, GA US AIV, GA AIV, GAP-W, GAPCO III, GAPCO IV, GAPCO CDA and GapStar.   The general partner of GAP 83, GAP 93, GAP US AIV and GAP AIV is GenPar. GenPar is also the manager of GAP-W.  The general partner of GenPar is GA LLC.  GA LLC is the managing member of GAPCO III and GAPCO IV and the general partner of GAPCO CDA.  There are 24 managing directors of GA LLC (the “GA Managing Directors”) set forth on Schedule A hereto.  Certain GA Managing Directors are the members of GapStar.  The present principal occupation or employment of each of the GA Managing Directors is as a managing director of GA LLC. Each of the Managing Directors of GA LLC disclaims ownership of the shares of Common Stock except to the extent he has a pecuniary interest therein.  The name, the business address and the citizenship of each of the Managing Directors of GA LLC is attached hereto as Schedule A and is hereby incorporated by reference.

Amount Beneficially Owned:

By virtue of the relationship described above, each of the Reporting Persons may be deemed to beneficially own 8,815,536 shares of Common Stock.

Percentage Owned:

All calculations of percentage ownership herein are based on an aggregate of 93,873,991 shares of Common Stock outstanding  as of October 31, 2016 as reported in the Company’s Quarterly Report for the quarterly period ended September 30, 2016 on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2016.

Number of Common Stock as to Which Such Person Has Sole/Shared Power to Vote or to Direct the Vote and Sole/Shared Power to Dispose or to Direct the Disposition of:

(i)
Each of the Reporting Persons may be deemed to have the sole power to direct the voting and dispositions of the shares of Common Stock as indicated on such Reporting Person’s cover page included herein.

(ii)
Each of the Reporting Persons may be deemed to share the power to direct the voting and dispositions of the 8,815,536 shares of Common Stock that may be deemed to be owned beneficially by each of them.

CUSIP No. 05491G109	SCHEDULE 13G	Page 17 of 20

Item 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not applicable.

Item 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable.

Item 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

Item 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

See Item 4, which states the identity of the members of the group filing this Schedule 13G.

Item 9.	NOTICE OF DISSOLUTION OF GROUP

Not applicable.

Item 10.	CERTIFICATION

By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 05491G109	SCHEDULE 13G	Page 18 of 20

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of November 30, 2016

GA-GTCO INTERHOLDCO, LLC

By:	General Atlantic GenPar, L.P.,
Its managing member

By:	General Atlantic LLC,
Its general partner

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GENERAL ATLANTIC LLC

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GENERAL ATLANTIC GENPAR, L.P.

By:	General Atlantic LLC,
Its general partner

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

CUSIP No. 05491G109	SCHEDULE 13G	Page 19 of 20

GENERAL ATLANTIC PARTNERS 83, L.P.

By:	General Atlantic GenPar, L.P.,
Its general partner

By:	General Atlantic LLC,
Its general partner

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GENERAL ATLANTIC PARTNERS 93, L.P.

By:	General Atlantic GenPar, L.P.,
Its general partner

By:	General Atlantic LLC,
Its general partner

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GA-GTCO, US AIV, L.P.

By:	General Atlantic GenPar, L.P.,
Its general partner

By:	General Atlantic LLC,
Its general partner

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GA-GTCO, AIV, L.P.

By:	General Atlantic GenPar, L.P.,
Its general partner

By:	General Atlantic LLC,
Its general partner

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

CUSIP No. 05491G109	SCHEDULE 13G	Page 19 of 20

GAP-W, LLC

By:	General Atlantic GenPar, L.P.,
Its manager

By:	General Atlantic LLC,
Its general partner

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GAP COINVESTMENTS III, LLC

By:	General Atlantic LLC,
Its managing member

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GAP COINVESTMENTS IV, LLC

By:	General Atlantic LLC,
Its managing member

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GAP COINVESTMENTS CDA, L.P.

By:	General Atlantic LLC,
Its general partner

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GAPSTAR, LLC

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Vice President

JOINT ACQUISITION STATEMENT
PURSUANT TO RULE 13D-1(k)(1)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is accurate.

November 30, 2016

GA-GTCO INTERHOLDCO, LLC

By:	General Atlantic GenPar, L.P.,
Its managing member

By:	General Atlantic LLC,
Its general partner

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GENERAL ATLANTIC LLC

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GENERAL ATLANTIC GENPAR, L.P.

By:	General Atlantic LLC,
Its general partner

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GENERAL ATLANTIC PARTNERS 83, L.P.

By:	General Atlantic GenPar, L.P.,
Its general partner

By:	General Atlantic LLC,
Its general partner

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GENERAL ATLANTIC PARTNERS 93, L.P.

By:	General Atlantic GenPar, L.P.,
Its general partner

By:	General Atlantic LLC,
Its general partner

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GA-GTCO, US AIV, L.P.

By:	General Atlantic GenPar, L.P.,
Its general partner

By:	General Atlantic LLC,
Its general partner

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GA-GTCO, AIV, L.P.

By:	General Atlantic GenPar, L.P.,
Its general partner

By:	General Atlantic LLC,
Its general partner

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GAP-W, LLC

By:	General Atlantic GenPar, L.P.,
Its manager

By:	General Atlantic LLC,
Its general partner

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GAP COINVESTMENTS III, LLC

By:	General Atlantic LLC,
Its managing member

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GAP COINVESTMENTS IV, LLC

By:	General Atlantic LLC,
Its managing member

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GAP COINVESTMENTS CDA, L.P.

By:	General Atlantic LLC,
Its general partner

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GAPSTAR, LLC

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Vice President

SCHEDULE A

GA Managing Directors

Name	Business Address	Citizenship
Steven A. Denning (Chairman)	600 Steamboat Road Greenwich, Connecticut 06830	United States
William E. Ford (Chief Executive Officer)	55 East 52nd Street 32nd Floor New York, New York 10055	United States
J. Frank Brown (Chief Operating Officer)	55 East 52nd Street 32nd Floor New York, New York 10055	United States
Thomas J. Murphy (Chief Financial Officer)	600 Steamboat Road Greenwich, Connecticut 06830	United States
John D. Bernstein	23 Savile Row London W1S 2ET United Kingdom	United Kingdom
Gabriel Caillaux	23 Savile Row London W1S 2ET United Kingdom	France
Andrew Crawford	55 East 52nd Street 32nd Floor New York, New York 10055	United States
Alex Crisses	55 East 52nd Street 32nd Floor New York, New York 10055	United States
Mark F. Dzialga	600 Steamboat Road Greenwich, Connecticut 06830	United States
Martin Escobari	Rua Dr. Renato Paes de Barros, 1017 15Ú andar 04530-001 Sao Paulo, Brazil	Bolivia and Brazil

Name	Business Address	Citizenship
David C. Hodgson	55 East 52nd Street 32nd Floor New York, New York 10055	United States
René M. Kern	55 East 52nd Street 32nd Floor New York, New York 10055	United States and Germany
Jonathan C. Korngold	55 East 52nd Street 32nd Floor New York, New York 10055	United States
Christopher G. Lanning	55 East 52nd Street 32nd Floor New York, New York 10055	United States
Anton J. Levy	55 East 52nd Street 32nd Floor New York, New York 10055	United States
Sandeep Naik	Level 19, Birla Aurora Dr. Annie Besant Road Worli, Mumbai 400 030 India	United States
Joern Nikolay	Maximilianstrasse 35b 80539 Munich Germany	Germany

Name	Business Address	Citizenship
Andrew C. Pearson	600 Steamboat Road Greenwich, Connecticut 06830	United States
Brett B. Rochkind	228 Hamilton Ave. Palo Alto, CA 94301	United States
David A. Rosenstein	55 East 52nd Street 32nd Floor New York, New York 10055	United States
Graves Tompkins	55 East 52nd Street 32nd Floor New York, New York 10055	United States
Robbert Vorhoff	55 East 52nd Street 32nd Floor New York, New York 10055	United States
Ke Wei	Suite 1704, 17/F Alexandra House 18 Chater Road Central, Hong Kong China	PRC
Chi Eric Zhang	Suite 1704, 17/F Alexandra House 18 Chater Road Central, Hong Kong China	Hong Kong SAR